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                                                                   Exhibit 11.1

                            VLSI  TECHNOLOGY,  INC.


               CALCULATION  OF  EARNINGS  PER  SHARE - unaudited
                       (thousands except per share data)



                                                                    Three Months Ended           Six Months Ended
                                                                    ------------------           -----------------
                                                                   July 1,     June 26,        July 1,       June 26,
                                                                    1994         1993           1994           1993
                                                                    ----         ----           ----           ----
Primary Earnings per Share
- - -------------------------

Net income                                                        $  9,337     $  2,955        $ 14,698      $    805
                                                                  ========     ========        ========      ========

Average number of common and
      common equivalent shares:
         Average common shares outstanding                          35,786       33,405          35,529        33,278

         Dilutive options                                            1,814          902           1,672           814
                                                                  --------     --------        --------      --------
Average number of common and
      common equivalent shares                                      37,600       34,307          37,201        34,092
                                                                  ========     ========        ========      ========

Earnings per common and common
      equivalent share                                            $    .25     $    .09        $    .40      $    .02
                                                                  ========     ========        ========      ========


Fully Diluted Earnings per Share
- - --------------------------------

Net income                                                        $  9,337     $  2,955        $ 14,698      $    805

Add interest expense on convertible
      subordinated debentures, net of tax
      effect                                                           755          942           1,509         1,722
                                                                  --------     --------        --------      --------

Adjusted net income                                               $ 10,092     $  3,897        $ 16,207      $  2,527
                                                                  ========     ========        ========      ========

Average number of common and
      common equivalent shares on a fully
      diluted basis:
         Average common shares outstanding                          35,786       33,405          35,529        33,278

         Dilutive options                                            1,815        1,207           1,855           966
         Conversion of convertible debentures                        2,614        2,614           2,614         2,614
                                                                  --------     --------        --------      --------
Average number of common and
      common equivalent shares on a fully
      diluted basis                                                 40,216       37,226          39,998        36,858
                                                                  ========     ========        ========      ========

Fully diluted earnings per common
      and common equivalent share                                 $    .25     $    .10        $    .41      $    .07
                                                                  ========     ========        ========      ========